As filed with the Securities and Exchange Commission on June 24, 2009
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

  FLAGSTAR BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-3150651

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
5151 Corporate Drive
              Troy, Michigan 48098
(Address of Principal Executive Offices)
 Flagstar Bancorp, Inc. 2006 Equity Incentive Plan
(Full title of the Plan)
Mark T. Hammond, Vice-Chairman of the Board,
President and Chief Executive Officer
Flagstar Bancorp, Inc.
5151 Corporate Drive
                Troy, Michigan 48098
(Name and Address of Agent For Service)
                                              (248) 312-2000
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Jeremy T Johnson, Esquire
Kutak Rock LLP
1101 Connecticut Avenue, N.W., Suite 1000
Washington, D.C. 20036-4374
(202) 828-2400
(202) 828-2488 (fax)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	To Be	Offering Price	Aggregate Offering	Registration
To Be Registered	Registered (1)	Per Share (3)	Price (3)	Fee (4)
Common Stock, $0.01 par value	77,268,000 (2)	$0.73	$56,405,640.00	$3,148.00

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which become issuable under the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan, as amended (the “2006 Plan”), by reason of any merger, consolidation, recapitalization, stock dividend, stock split, or similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Flagstar Bancorp, Inc. (the “Registrant”).

(2)	Consists of (i) 75,000,000 additional shares of Common Stock issuable under the 2006 Plan, and (ii) 2,268,000 shares of Common Stock (the “Prior Shares”) issuable under the 2006 Plan previously registered on Form S-8 (File No. 333-134554). Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement is deemed to include such previously registered Prior Shares and is deemed to be a Post-Effective Amendment with respect thereto.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and the aggregate offering price are based upon the average of the high and low prices of the Common Stock on June 23, 2009, as reported on the New York Stock Exchange.

(4)	The filing fee is calculated on the basis of 75,000,000 shares of Common Stock and a filing fee of $55.80 per $1,000,000 of securities registered. The filing fee for the Prior Shares was previously paid and, accordingly, no filing fee is being paid or due with respect thereto.

EXPLANATORY NOTE
     This Registration Statement relates to the registration of an additional 75,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Flagstar Bancorp, Inc. (the “Company”) reserved for issuance and delivery under its 2006 Equity Incentive Plan (the “2006 Plan”). The Company’s stockholders approved the 2006 Plan on May 26, 2006 and approved the amendments to the 2006 Plan at its 2009 Annual Meeting of Stockholders on May 26, 2009. The amendments to the 2006 Plan are more fully described in Proposal 11 contained in the Company’s proxy statement on form DEF 14A filed on April 27, 2009. The 75,000,000 shares of Common Stock being registered under this Registration Statement are comprised of newly authorized shares and 2,268,280 shares were previously registered on Form S-8 (File No. 333-134554).

PART I
INFORMATION REQUIRED IN THE SECTION
10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*	Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2006 Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”). Requests must be made to Flagstar Bancorp, Inc., Chief Executive Officer, 5151 Corporate Drive, Troy, Michigan 48098, (248)312-2000.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, in compliance with the 1934 Act, the Company files periodic reports and other information with the SEC. The Company’s commission file number is 001-16577. These reports and other information the Company files with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by the Company electronically with the SEC and are available at the SEC’s website, www.sec.gov.
     The following documents filed with the Commission by the Company are incorporated in this Registration Statement by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 13, 2009 (File No. 001-16577);
     (b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 7, 2009 (File No. 001-16577);
     (c) The Company’s Current Reports on Form 8-K, filed with the Commission on February 2, 2009, February 19, 2009 and February 27, 2009 (File No. 001-16577);
     (d) The Company’s Definitive Proxy Statement on Form DEF 14A filed with the Commission on April 27, 2009; and
     (e) The description of the Company’s Common Stock as contained in the Company’s Registration Statement on Form S-3 (File No. 333-160193) under the section entitled “DESCRIPTION OF COMMON STOCK,” including any amendment filed updating that section.

     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Descriptions of Securities
     Not applicable, as the Common Stock is registered under Section 12 of the 1934 Act.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     The Company’s Amended and Restated Articles of Incorporation, as amended, contain a provision, authorized by the Michigan Business Corporation Act (“MBCA”), and designed to eliminate in certain circumstances the personal liability of directors for monetary damages to Flagstar or its stockholders for breach of their fiduciary duty as directors. This provision, however, does not limit the liability of any director who breached his or her duty of loyalty to the Company or its stockholders, failed to act in good faith, obtained an improper personal benefit or paid a dividend or approved a stock repurchase or redemption or approved a loan that was prohibited under Michigan law. This provision will not limit or eliminate the rights of the Company or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s duty of care. In addition, this provision applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability unrelated to his fiduciary duty of care or from a violation of statutory law such as certain liabilities imposed on a director under the federal securities laws.
     The Company’s Amended and Restated Articles of Incorporation, as amended, and Sixth Amended and Restated Bylaws also provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the MBCA. Under the provisions of the MBCA, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or our shareholders.
     Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Company or of the Company’s subsidiaries and the Company’s officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the Company’s or its subsidiaries’ request.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, each registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not Applicable.

Item 8. Exhibits
     The exhibits scheduled to be filed as part of this Registration Statement are as follows:

5.1	Opinion of Kutak Rock LLP as to the legality of the Common Stock being registered.*

23.1	Consent of Kutak Rock LLP (appears in their opinion filed as Exhibit 5.1).*

23.2	Consent of Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

99.1	Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated May 29, 2009 and incorporated herein by reference).

*	Filed herewith.
Item 9. Undertakings
     1. The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 24th day of June, 2009.

FLAGSTAR BANCORP, INC.
By	/s/ Mark T. Hammond
Mark T. Hammond
Vice-Chairman, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned whose signatures appear below hereby constitute and appoint Thomas J. Hammond and Mark T. Hammond, and each of them, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons (including a majority of the Board of Directors of the Company) in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Hammond Thomas J. Hammond	Chairman of the Board	June 24, 2009

/s/ Mark T. Hammond Mark T. Hammond	Vice-Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 24, 2009

/s/ Paul D. Borja Paul D. Borja	Executive Vice-President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 24, 2009

/s/ Jay H. Hansen Jay H. Hansen	Director	June 24, 2009

/s/ James D. Coleman James D. Coleman	Director	June 24, 2009

David J. Matlin	Director

/s/ Mark Patterson Mark Patterson	Director	June 24, 2009

/s/ Gregory Eng Gregory Eng	Director	June 24, 2009

Walter N. Carter	Director

B. Brian Tauber	Director

/s/ David L. Treadwell David L. Treadwell	Director	June 24, 2009

/s/ Lesley Goldwasser Lesley Goldwasser	Director	June 24, 2009

2

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Kutak Rock LLP as to the legality of the Common Stock being registered.*

23.1	Consent of Kutak Rock LLP (appears in their opinion filed as Exhibit 5.1).*

23.2	Consent of Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

99.1	Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated May 29, 2009 and incorporated herein by reference).

*	Filed herewith.